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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                      Pursuant to Section 13 or 15d of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                OCTOBER 16, 2001




                   THE HARTFORD FINANCIAL SERVICES GROUP, INC.
                   -------------------------------------------
             (Exact name of registrant as specified in its charter)

Delaware                             0-19277                 13-3317783
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(State or other jurisdiction of     (Commission File        (IRS Employer
Incorporation)                      Number)                 Identification No.)


HARTFORD PLAZA
HARTFORD, CONNECTICUT                                 06115-1900
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(Address of principal executive                       (Zip Code)
offices)


Registrant's telephone number: (860) 547-5000
                               --------------


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Item 9.  Regulation FD Disclosure:

         Set forth below is language contained in the Recent Developments section of the preliminary prospectus filed today with the Securities and Exchange Commission by The Hartford Financial Services Group, Inc.:


                              "RECENT DEVELOPMENTS

September 11th Terrorist Attack

      As a result of the September 11th terrorist attack, we recorded in the third quarter of 2001 a currently expected loss amounting to $440 million, or $1.85 per diluted share, net of taxes and reinsurance: $420 million related to property and casualty operations and $20 million related to Hartford Life. The property-casualty portion of the estimate includes coverages related to our property, business interruption, workers' compensation, and other liability exposures, including those underwritten by our assumed reinsurance operation. We based the loss estimate upon a review of insured exposures using a variety of assumptions and actuarial techniques, including estimated amounts for unknown and unreported policyholder losses and costs incurred in settling claims. Also included was an estimate of amounts recoverable under our ceded reinsurance programs, including the cost of additional reinsurance premiums. As a result of the uncertainties involved in the estimation process, final claims settlements may vary from present estimates. Also, as we previously disclosed, we expect the impact of the lower equity markets to |affect negatively the operations of Hartford Life by five-to-ten cents per diluted share in the fourth quarter.

Tax Matters

      In August of 2001, we recorded a $130 million benefit, or $0.55 per diluted share, primarily related to the expected favorable treatment of certain tax matters arising during the 1996 to 2000 tax years.

Other Results from Operations

      Including the impact of the September 11th terrorist attack and the tax matters noted above, we expect to report a third quarter 2001 operating loss of $0.21 to $0.23 per diluted share. Excluding the items noted above, we expect operating income to range from $171 to $173 million for the life operations, and $99 to $103 million for the property-casualty operations. These results reflect a continuing favorable pricing environment in our Business Insurance segment and operating income from |the recently acquired Fortis operation, offset in part by the impact of lower equity markets on life operations and increasing loss costs in Reinsurance and the Personal Lines segments. In addition, we expect consolidated net realized capital losses for the quarter to approximate $50 to $55 million after-tax, reflecting the loss on disposition of certain international subsidiaries, including our stake in an Argentine insurance joint venture, and other investment activity.

Calculation of Earnings per Share

      Because we expect to record a net loss in the third quarter of 2001, we are required by generally accepted accounting principles to use basic weighted-average shares outstanding of 238.0 million in the calculation of diluted earnings per share. In the absence of a loss, we would have used 241.7 million weighted-average shares, including dilutive potential common shares. If that number had been used, the per share loss for the terrorist attack would have been $1.82 and the benefit from tax matters would have been $0.54. The expected operating loss of $0.21 to $0.23 per share would be unchanged.

Capital Raising

      As previously announced, we plan to raise equity capital to replace the estimated $440 million reduction in shareholders' equity from the September 11th terrorist attack, which may include the issuance of common stock. We may utilize a portion of the proceeds from this offering for that purpose.

Rating Agency Matters

      As a result of the September 11th terrorist attack, certain of the major independent rating organizations revised some of our financial ratings as follows: Standard & Poor's placed us on creditwatch with negative implications with respect to our debt and property-casualty insurance ratings. Subsequently, on October 4, Standard & Poor's removed us from creditwatch and affirmed our debt and property-casualty ratings. Fitch placed our property-casualty insurance rating on rating watch negative and, on October 15, Fitch removed us from watch and affirmed our rating. Moody's placed our debt rating under review for possible downgrade and we are awaiting the results of their review."


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          THE HARTFORD FINANCIAL SERVICES
                                          GROUP, INC.


Date: October 15, 2001                    By:   /s/ C. Michael O'Halloran
                                                -------------------------
                                          Name:  C. Michael O'Halloran
                                          Title: Senior Vice President




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